UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2015

Vantiv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35462	26-4532998
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8500 Governor’s Hill Drive
Symmes Township, Ohio 45249

(Address of principal executive offices, including zip code)

(513) 900-5250

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On December 2, 2015, Vantiv, Inc. (the “Company”) and the Company’s subsidiary Vantiv Holding, LLC (“Vantiv Holding”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. (the “Underwriter”) and Fifth Third Bank, pursuant to which Fifth Third Bank agreed to sell 13,374,592 shares (the “Shares”) of the Company’s Class A common stock, par value $0.00001 per share, to the Underwriter (the “Offering”). The Offering closed on December 8, 2015. The Company did not sell any shares in the Offering and did not receive any proceeds from the Offering.

The Offering was made pursuant to a prospectus supplement, dated December 2, 2015, to the prospectus, dated May 6, 2013, included in the Company’s registration statement on Form S-3 (File No. 333-188385), which was filed with the Securities and Exchange Commission on May 6, 2013.

The Underwriting Agreement contains customary representations, warranties and covenants and includes the terms and conditions for the sale of the Shares by Fifth Third Bank to the Underwriter, indemnification and contribution obligations and other terms and conditions customary in agreements of this type.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 hereto. The above description is qualified in its entirety by reference to such exhibit.

Item 3.02              Unregistered Sales of Equity Securities.

On December 8, 2015, the Company issued the Shares to Fifth Third Bank in a transaction that was not registered under the Securities Act of 1933, as amended (the “Securities Act”). The Shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, as the sale of the Shares did not involve a public offering. The Shares were issued in exchange for 8,000,000 Class B units and 5,374,592 Class C units of Vantiv Holding held by Fifth Third Bank pursuant to the terms of the Exchange Agreement, dated as of March 21, 2012, that the Company and Vantiv Holding entered into with Fifth Third Bank at the time of the Company’s initial public offering. The exchange occurred prior to and in connection with the consummation of the Offering described in Item 1.01 above. As a result of the exchange, 8,000,000 shares of the Company’s Class B common stock were cancelled. Following the effectiveness of the Warrant Cancellation Agreement (as defined and described in Item 8.01 below), Partial Warrant Exercise (as defined and described in Item 8.01 below), the exchange and the Offering described in Item 1.01 above, Fifth Third Bank holds 35,042,826 shares of the Company’s Class B common stock and 35,042,826 Class B units of Vantiv Holding, as well as a warrant to purchase an additional 7,791,956 non-voting units of Vantiv Holding at an exercise price of approximately $15.98 per unit.

Item 8.01              Other Events.

On December 8, 2015, the previously announced warrant cancellation agreement, dated as of December 2, 2015 (the “Warrant Cancellation Agreement”), between Vantiv Holding and Fifth Third Bank became effective and a portion of the warrant to purchase an aggregate of 20,378,027 Class C units of Vantiv Holding that was issued to Fifth Third Bank on June 30, 2009 (the “Warrant”) was cancelled. The Warrant Cancellation Agreement cancelled rights under the Warrant to purchase 4,794,115 Class C units of Vantiv Holding for aggregate consideration of $200.0 million payable by Vantiv Holding to Fifth Third Bank.

Following the effectiveness of the Warrant Cancellation Agreement and prior to the consummation of the Offering described in Item 1.01 above, the previously announced net exercise of the remaining Warrant (the “Partial Warrant Exercise”) was settled on December 8, 2015, and Vantiv Holding issued 5,374,592 Class C units in Vantiv Holding to Fifth Third Bank. Fifth Third Bank exchanged the 5,374,592 Class C units obtained in the Partial Warrant Exercise along with 8,000,000 Class B units in Vantiv Holding as described in Item 3.02 above to obtain the 13,374,592 shares of Class A common stock sold in the Offering. Following the effectiveness of the

Warrant Cancellation Agreement, the Partial Warrant Exercise and consummation of the Offering, Fifth Third Bank holds rights to purchase 7,791,956 Class C units of Vantiv Holding.

As a result of the exchange described in Item 3.02 above, the Company expects to record a liability of approximately $371 million during the quarter ending December 31, 2015 under the tax receivable agreement the Company entered into with Fifth Third Bank at the time of the Company’s initial public offering. The liability under the tax receivable agreement is based on the closing share price of the Company’s Class A common stock on December 8, 2015, which was the date of the exchange. The liability under the tax receivable agreement will not have an impact on the Company’s statements of income.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

1.1	Underwriting Agreement, dated as of December 2, 2015.
5.1	Opinion of Weil, Gotshal & Manges LLP.
23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTIV, INC.

Dated: December 8, 2015	By:	/s/ NELSON F. GREENE
		Name:	Nelson F. Greene
		Title:	Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of December 2, 2015.
5.1	Opinion of Weil, Gotshal & Manges LLP.
23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).